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                       UGI UTILITIES INC. AND SUBSIDIARIES
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES - EXHIBIT 12.1
                             (THOUSANDS OF DOLLARS)


                                                  Nine                                                       Nine
                                                 Months                                                     Months          Year
                                                 Ended               Year Ended September 30,               Ended          Ended
                                                June 30,      -------------------------------------     September 30,   December 31,
                                                  1997          1996           1995           1994           1993           1992
                                                --------      -------        -------        -------     -------------   ------------
EARNINGS:
Earnings before income taxes                     $67,599      $61,717        $39,759        $41,244        $28,009        $43,054
Interest expense                                  12,614       15,921         16,632         16,482         12,664         21,913
Amortization of debt discount and expense            129          173            206            187            147            250
Interest component of rental expense               1,449        1,838          1,604          1,344            953          1,256
                                                 -------      -------        -------        -------        -------        -------
                                                 $81,791      $79,649        $58,201        $59,257        $41,773        $66,473
                                                 =======      =======        =======        =======        =======        =======


FIXED CHARGES:
Interest expense                                 $12,614      $15,921        $16,632        $16,482        $12,664        $21,913
Amortization of debt discount and expense            129          173            206            187            147            250
Allowance for funds used during
      construction (capitalized interest)             63          107             65            136             87             57
Interest component of rental expense               1,449        1,838          1,604          1,344            953          1,256
                                                 -------      -------        -------        -------        -------        -------
                                                 $14,255      $18,039        $18,507        $18,149        $13,851        $23,476
                                                 =======      =======        =======        =======        =======        =======

Ratio of earnings to fixed charges                  5.74         4.42           3.14           3.27           3.02           2.83
                                                 =======      =======        =======        =======        =======        =======
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